Exhibit 8.1

Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel +1 312 782 0600 Main Fax +1 312 701 7711 www.mayerbrown.com
December 7, 2017
Nissan Auto Receivables 2017-C Owner Trust Nissan Auto Receivables Corporation II Nissan Motor Acceptance Corporation One Nissan Way Franklin, Tennessee 37067
Re: Nissan Auto Receivables 2017-C Owner Trust Registration Statement on Form SF-3 Registration No. 333-208544

Ladies and Gentlemen:

We have acted as special tax counsel to Nissan Auto Receivables Corporation II, a Delaware corporation (the “Depositor”), in connection with the above-captioned registration statement (the “Registration Statement”), the offering and issuance of $116,500,000 aggregate principal amount of the Class A-1 Notes (the “Retained Notes”) and the offering and sale of $243,500,000 aggregate principal amount of the Class A-1 Notes, the Class A-2a Notes, the Class A-2b Notes, the Class A-3 Notes and the Class A-4 Notes (collectively, the “Underwritten Notes”, and together with the Retained Notes, the “Notes”) described in the prospectus dated December 6, 2017 (the “Prospectus”), which has been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Prospectus, the Notes will be issued by Nissan Auto Receivables 2017-C Owner Trust, a Delaware statutory trust (the “Issuing Entity”), formed by the Depositor pursuant to a trust agreement (the “Trust Agreement”) between the Depositor and Wilmington Trust, National Association, as owner trustee. The Notes will be issued pursuant to an indenture (the “Indenture”) between the Issuing Entity and U.S. Bank National Association, as indenture trustee.

Based on the foregoing, we are of the opinion that the statements set forth in the Prospectus forming part of the above captioned registration statement under the headings “Summary—Tax Status” and “Material U.S. Federal Income Tax Consequences,” to the extent that they constitute matters of law or legal conclusions relating to the federal laws of the United States, have been reviewed by us and are correct in all material respects and, to the extent such statements expressly state our opinions or state that our opinion has been or will be provided as to the Underwritten Notes, we hereby confirm and adopt the opinions set forth therein.

The opinion expressed above is subject to the following assumptions, qualifications, limitations and exceptions:

The opinion set forth above is based on relevant provisions of the United States Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder, and interpretations of the foregoing as expressed in court decisions, administrative determinations, and legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.

Mayer Brown LLP operates in combination with other Mayer Brown entities (the “Mayer Brown Practices”), which have offices in North America, Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Nissan Auto Receivables 2017-C Owner Trust Nissan Auto Receivables Corporation II Nissan Motor Acceptance Corporation
December 7, 2017

This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

Nissan Auto Receivables 2017-C Owner Trust Nissan Auto Receivables Corporation II Nissan Motor Acceptance Corporation
December 7, 2017

We consent to the filing of this letter with the Commission as Exhibit 8.1 to a Form 8-K filed in connection with the Prospectus and to the use of our name therein, without admitting that we are “experts” within the meaning of the Act or the rules or regulations of the Commission thereunder, with respect to any part of the Registration Statement or the Prospectus.

Respectfully submitted,

/s/ Mayer Brown LLP

Mayer Brown LLP